As filed with the Securities and Exchange Commission on August 8, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EBET, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	85-3201309 (I.R.S. Employer Identification Number)

197 E. California Ave. Ste. 302, Las Vegas, NV (Address of Principal Executive Offices)	89104 (Zip Code)

Esports Technologies, Inc. 2020 Stock Plan

(Full title of the plans)

Aaron Speach, President and Chief Executive Officer

197 E. California Ave. Ste. 302

Las Vegas, NV 89104

(888) 411-2726

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Cavas S. Pavri, Esq.

ArentFox Schiff LLP

1717 K Street, NW

Washington, DC 20006

(202) 724-6847

Facsimile: (202) 778-6460

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

EBET, Inc. (the “Company”) is filing this registration statement on Form S-8 (the “Registration Statement”) to register an additional 1,000,000 shares of its common stock, $0.001 par value per share (“Common Stock”), issuable pursuant to the terms and in the manner set forth in the Company’s 2020 Stock Plan, as amended as of February 9, 2022 (the “2020 Plan). On February 9, 2022, the stockholders of the Company approved an amendment to the 2020 Plan to, among other things, increase the number of shares of Common Stock authorized for issuance thereunder from 4,000,000 shares to 5,000,000 shares.

A registration statement on Form S-8 (Registration No. 333-256062) was filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 12, 2021, registering the initial 4,000,000 shares of Common Stock authorized for issuance pursuant to the terms of, and in the manner set forth in, the 2020 Plan (the “2021 Registration Statement”).

This Registration Statement relates to securities of the same class as that to which the 2021 Registration Statements relate, and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities.  Pursuant to General Instruction E to Form S-8, the contents of the 2021 Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission:

(a)        Our Annual Report on Form 10-K for the year ended September 30, 2021 (filed on December 23, 2021); and

(b)       The Company’s Quarterly Report on Form 10-Q for the quarters ended December 31, 2021 (filed on February 11, 2022) and March 31, 2022 (filed on May 16, 2022);

(c)        The Company’s Definitive Proxy Statement on Schedule 14A filed on January 12, 2022.

(d)        The Company’s Current Reports on Form 8-K filed with the SEC on October 1, 2021, November 9, 2021, December 1, 2021, January 21, 2022; February 14, 2022; May 5, 2022; June 6, 2022; June 8, 2022; June 10, 2022; June 17, 2022; June 22, 2022; and August 5, 2022, in each case to the extent the information in such reports is filed and not furnished;

(e)        The description of the Company’s common stock, par value $0.001 per share contained in its Registration Statement on Form 8-A, dated and filed with the SEC on April 14, 2021, and any amendment or report filed with the SEC for the purpose of updating the description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

 Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 78.138 of the Nevada Revised Statute provides that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (1) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (2) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

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This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer. As a consequence of this provision, stockholders of our company will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of our company or any stockholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

The Registrant’s Articles of Incorporation and bylaws provide for indemnification of directors, officers, employees or agents of the Registrant to the fullest extent permitted by Nevada law (as amended from time to time). Section 78.7502 of the Nevada Revised Statute provides that such indemnification may only be provided if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to behave his conduct was unlawful.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Articles of Incorporation of Esports Technologies, Inc. (incorporated by reference to exhibit 3.1 to the Company’s Form S-1 file no. 333-254068)
4.2	Bylaws of Esports Technologies, Inc. (incorporated by reference to exhibit 3.2 to the Company’s Form S-1 file no. 333-254068)
5.1 *	Opinion of ArentFox Schiff, LLP
23.1 *	Consent of PWR CPA LLP
23.2 *	Consent of Ziv Haft, Certified Public Accountants, Isr., BDO Member Firm
23.3 *	Consent of ArentFox Schiff LLP (included in exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1 *	2020 Stock Plan of EBET, Inc., as amended, and forms of award agreements thereunder
107 *	Filing fee table

_____________________________

* Filed herewith.

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Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, Nevada, on August 8, 2022.

EBET, INC.
(Registrant)

By:	/s/ Aaron Speach
Aaron Speach
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Aaron Speach or James Purcell as attorney-in-fact and agent, with full power of substitution and re-substitution, to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Aaron Speach	Chief Executive Officer, President and Director
Aaron Speach	(Principal Executive Officer)	August 8, 2022

/s/ James Purcell	Chief Financial Officer
James Purcell	(Principal Financial Officer and Principal Accounting Officer)	August 8, 2022

/s/ Michael Nicklas
Michael Nicklas	Director	August 8, 2022

/s/ Dennis Neilander
Dennis Neilander	Director	August 8, 2022

/s/ Christopher S. Downs
Christopher S. Downs	Director	August 8, 2022

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